Exhibit 10.1

JOINT VENTURE AGREEMENT

This Agreement is made this 19th day of June, 2013, by and between Dynamic Nutra Enterprise Holdings, Inc., a Nevada corporation, with offices located at 4263 Oceanside Blvd, Oceanside CA 92056 ("DNYH") and Pure Energy FX Inc., a with offices located at 6900 Six Forks, Suite 110, Raleigh, NC 27615 ("PNRG").

WHEREAS, the parties desire to enter into a joint venture agreement for the purpose of conducting marketing and promotional efforts for certain beverage and health products, including a Playboy branded energy drink;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1. Formation. A joint venture is hereby created and entered into between the parties subject to the terms and conditions of this Agreement. The joint venture shall conduct business under the name of “Alternative Health Solutions LLC” and the parties agree to form a limited liability company to be the joint venture vehicle. All assets, agreements, and transactions shall be taken, executed, and performed in the name of the joint venture and through Alternative Health Solutions LLC.

2. Corporate Warranty. Each party warrants that the execution and performance of this Agreement shall not constitute a breach of any agreement or restriction, if any, to which the corporation is a party or by which it may be bound.

3. Scope. DYNH is a development stage company in the business of marketing a brewer's yeast product, which can eliminate acne for people who use it as a dietary supplement and can be used as an immune system modulator to ward off diseases in humans and livestock. PNRG is in the business of marketing well recognized health related brands in products and services, including energy drinks. The parties are willing to provide their experience and certain cash and property as set forth herein for the benefit of the joint venture. The joint venture is created to conduct business for the purpose of conducting marketing and promotional efforts for certain beverage and health products, including a Playboy branded energy drink. The joint venture shall not engage in any business or devote itself to any objective other than that specified, unless reasonably incidental thereto.

4. Other Business of the Parties. The parties to this Agreement may have interests in businesses other than the joint venture business. The joint venture business shall not have a right to income or proceeds derived from such other business interests. Each member of the joint venture shall be free to engage in any other business activity for such member's exclusive benefit, and the other member shall have no interest in any such other business activity.

5. Contributions.

A. DYNH agrees to contribute $27,000.00 to the joint venture over period of 3 months.

B. PNRG agrees to contribute all the marketing services and expertise for use in the joint venture, including 18 Platinum Club Memberships of its marketing plan and the benefits that accrue therewith.

C. Subsequent to the formation of this Agreement, if additional capital contributions are deemed necessary by the member of the joint venture, they shall be made equally by the members, at such time and in such amounts as the members shall designate. If a member fails to make a capital contribution as so designated, all of such member's share in future profits of the joint venture shall be allocated to his or its capital account until rendered current.

D. Neither party shall be responsible for expenses incurred prior to the effective date of this Agreement.

6. Management and Operation.

A. DYNH shall be responsible for the day-to-day management of the joint venture and its daily operation. DYNH shall have the authority to make expenditures up to $5,000 without the need to consult with PNRG.

B. Both parties shall devote the time and effort necessary for the proper operation of the joint venture.

C. Such additional terms and conditions the parties deem necessary to govern the management and operation of the joint venture shall be included in the Operating Agreement of Alternative Health Solutions LLC.

7. Profits and Losses. The joint venture shall operate on a fiscal year and net profits and losses at the end of the fiscal year shall be allocated to the parties in equal shares. Each party shall be responsible for losses, regardless of the nature of its contribution. No other remuneration shall be paid to the parties from the joint venture. No interest shall be paid on the profits beyond that interest actually accumulated in the joint venture banking account in the ordinary course of business.

8. Records and Accounts. Joint venture accounts shall be maintained on an accrual basis and shall have a fiscal year end of December 31. DYNH shall maintain or cause to be maintained and open for inspection at any time by PNRG a complete set of records, statements and accounts for the joint venture, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the joint venture.

9. Banking. The joint venture funds shall be maintained in a bank approved by both parties and shall be listed in the name of the joint venture.

10. Assignment. Neither party may assign or transfer its/his interest in the joint venture without the prior written consent of the other party. Any attempted transfer without such consent shall be null and void.

11. Term. The Term of the joint venture shall commence on as of the date hereof and end 5 years from the date of this Agreement unless sooner terminated either by agreement of the parties to terminate or the date otherwise provided by law or by terms of this Agreement.

12. Insolvency. The insolvency of either party shall cause the joint venture to be dissolved. The remaining party shall cause the assets of the joint venture to be liquidated and on winding up of the joint venture the net profits and proceeds shall be divided, and the losses allocated, equally between the surviving party and the legal representative of the other party.

13. Indemnity. The parties shall indemnify, defend and hold harmless each other and each party's predecessors, successors, officers, directors, employees, agents and assigns, from and against any and all claims, liability, expenses, including but not limited to reasonable attorney's fees and litigations costs ("Claims"), to the extent such Claims are caused by acts or omissions of the party or any of its officers, directors, agents, employees, representatives, supervisors, successors, assigns, employees, or subcontractors in connection with the performance of its obligations under this Agreement. Such act or omissions, may include, but are not limited to, negligence, strict liability or statutory violations.

14. Insurance. The parties, at their own expense, shall at all pertinent times during the term of this Agreement and thereafter, if necessary, possess sufficient insurance coverage to fund its indemnity, liability and other obligations arising from or related to this Agreement. Each parties' fulfillment of its obligations under this paragraph shall not, of itself, in whole or in part satisfy or fulfill its indemnity, liability or other obligations owing under this Agreement or applicable law.

15. Termination. If either party fails to perform any obligation to be performed by it, the other may terminate this joint venture on 30 days written notice to the breaching party. If during said time, the breach is not cured, then the joint venture shall be wound up and dissolved at the expiration of the notice period.

16. Entire Agreement. This is the exclusive record of the parties' agreement until such time that the parties execute the Operating Agreement for Alternative Health Solutions LLC, at which time the terms of the Operating Agreement shall be incorporated herein by reference.  Should there be any conflict between the terms of this Agreement and the Operating Agreement, the Operating Agreement shall govern. The parties intend the terms and conditions of this record to constitute the final, complete, exclusive and completely integrated terms and conditions to which they intend to be bound and they do not intend to be bound by any other agreements, promises, conditions or representations, written or oral, of whatsoever kind or nature, including, without limitation, any trade usage or course of dealing which the parties hereby intend to be negated.

17. Governing Law. Any and all matters of dispute between the parties to this Agreement, whether arising from the Agreement itself or arising from alleged extra contractual facts prior to, during or subsequent to the Agreement, including, without limitation, fraud, misrepresentation, negligence or any other alleged tort or violation of the contract, shall be governed by, construed and enforced in accordance with the laws of California, regardless of the legal theory upon which such matter is asserted, not including California’s choice of laws rules but including its statutes of limitations.

18. Dispute Resolution. The parties agree to use their respective reasonable commercial efforts in good faith to resolve any disputes arising out of or related to this Agreement. To the extent that the dispute in question cannot be resolved through such normal business practices, it shall first be submitted to mediation before a professional mediator, mutually agreeable to the parties, for a period to last no more than ninety (90) days, and if such dispute is not settled within such time, it shall then be settled by binding arbitration before a single arbitrator in California, in accordance with the rules of the American Arbitration Association. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of preparing and presenting its case. In no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction.
19. Confidential Information. During the Term and for five years after the termination or expiration of this Agreement, neither party shall make use of the other's Confidential Information (as hereinafter defined) for purposes other than in fulfillment of the obligations under this Agreement, or disclose to any person or entity, other than those of its employees who have a need to know, any Confidential Information of the disclosing party, whether written or oral, which the receiving party obtains from the disclosing party or otherwise discovers in the performance of this Agreement.

"Confidential Information" shall mean all information of either party not generally available to the public, including but without limitation, customer lists, plans and strategies, forecasts, operating methods and information, accounting and financial information, marketing and pricing information and materials, internal publications and memoranda, and other matters reasonably considered and stated in writing to be confidential by the disclosing party. Confidential Information includes information that the receiving party possesses that predates this Agreement. The foregoing provisions of this Section 19 shall not apply to any information that is: (a) rightfully known to a party prior to disclosure by the other party; or (b) rightfully obtained by a party from any third party; or (c) made available by the disclosing party to the public without restrictions; or (d) disclosed by a party with prior written permission of the other party; or (e) independently developed or learned by the recipient party through legitimate means; or (f) disclosed by the disclosing party to a third party without a duty of confidentiality on the third party; or (g) disclosed pursuant to any applicable laws, regulations, or order of a court of competent jurisdiction, or by the recipient in defense of a claim against the recipient. Each party will provide reasonable prior notice to the other if it is required to disclose any of the other party's Confidential Information under operation of law, and such disclosure shall not constitute a breach of this Agreement.

20. Severability. If any provision of this Agreement or the application thereof to any party or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other parties or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

21. Headings. Section headings in this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

22. No Oral Modification. This Agreement may not be amended except by a writing signed by the parties hereto.

23. Waiver. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision or of the same provision in the future.

24. Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given hereunder shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested, or by reputable overnight courier against shipment receipt, in each case addressed to the addresses provided above.

25. Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Joint Venture Agreement upon the date written above.

Dynamic Nutra Enterprise Holdings, Inc.                                                                           Pure Energy fx Inc.

By: ______________________	By: ______________________
Title: ______________________	Title: ______________________
Date: ______________________	Date: ______________________